UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: (Date of Earliest Event Reported) July 11, 2006

Southern Community Financial Corporation

North Carolina (State of incorporation)	000-33227 (Commission File Number)	56-2270620 (I.R.S. Employer Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina (Address of principal executive offices)	27104 (Zip Code)
Issuer’s telephone number: (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
On July 12, 2006, Southern Community Financial Corporation (“Company”) issued a press release announcing that it will restate its financial statements and other financial information for 2003, 2004 and 2005 and the interim financial statements for the first quarter of 2006 to correct the accounting for certain derivative transactions relating to interest rate swap agreements on the Company’s brokered certificates of deposit and interest rate option agreements in response to a correction of the Company’s interpretation of the derivative accounting rules.
Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On July 11, 2006, management and the Audit Committee of the Board of Directors of Southern Community Financial Corporation concluded that the Company’s financial statements for the quarter ended March 31, 2006 and the years ended December 31, 2003, 2004 and 2005 and the related quarterly periods should no longer be relied upon, as a result of accounting treatment related to its interest rate swaps associated with brokered certificates of deposits (“CDs”).
Since 2003, the Company has entered into various interest rate swaps to hedge the interest rate risk inherent in certain of its brokered CDs. From inception of the hedging program, the Company applied the “short-cut method” of fair value hedge accounting under Statement of Financial Accounting Standards (“SFAS”) No. 133 to account for the swaps. The terms of the interest rate swaps and the corresponding debt matched; therefore, the Company assumed no hedge ineffectiveness. As a result, the Company determined that the changes in fair value of the swaps and hedged instruments were the same and no ineffectiveness was recorded in earnings. The Company has determined that these swaps did not qualify for the short-cut method because the related broker fee was determined (in retrospect) to have caused the swap not to have a zero value at inception (which is required under SFAS 133 to qualify for the short-cut method), and that documentation regarding these transactions did not meet the requirements of SFAS 133. Although these swaps have performed as expected as effective economic hedges of interest rate risk, hedge accounting under SFAS 133 is not allowed for the affected periods because the hedge documentation required for the “long-haul” method was not in place or was not complete at the inception of the hedge. Additionally, the Company has determined that documentation for certain interest rate floor agreements previously designated as cash flow hedges did not contain certain required information with respect to the initial and on-going assessment of hedge effectiveness, and although the impact is not material to the financial statements or results of operations, is restating 2005 and the first quarter of 2006 to reflect the impact of not applying hedge accounting to those agreements.

As a result, the Company expects that the financial statements for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2006 will reflect a cumulative reduction in shareholders’ equity of approximately $800 thousand (net of income taxes) to account for the interest rate derivative agreements as if hedge accounting was never applied. The change in accounting treatment for the affected derivative agreements is expected to have the following impact on annual diluted earnings per share for 2003, 2004 and 2005, and on the quarterly diluted earnings per share for the first quarter of 2006.

		Adjustments for
		Accounting for
	Originally	Derivative
	Reported	Transactions	Restated
2003	$0.40	$(0.01)	$0.39
2004	0.45	—	0.45
2005	0.45	(0.03)	0.42
Quarter ended March 31, 2006	0.10	(0.01)	0.09
Fair value hedge accounting allows a company to record the change in fair value of the hedged item (in this case, brokered CDs) as an adjustment to income as an offset to the mark-to-market adjustment on the related interest rate swap. Eliminating the application of fair value hedge accounting reverses the fair value adjustments that have been made to the brokered CDs. The Company is considering whether to redesignate the interest rate swap agreements as hedges under the “long-haul” method. Those interest rate swap agreements redesignated as fair value hedges utilizing the “long-haul” method of effectiveness testing are expected to receive hedge accounting treatment for future periods. Any interest rate swap agreements not redesignated as hedges will be reflected at fair value with changes in fair value recognized currently in earnings.
The Company intends to amend and restate its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 to reflect the proper accounting treatment.
Management and the Audit Committee have discussed the matters disclosed in this Form 8-K with Dixon Hughes PLLC, who served as the Company’s external auditors for all affected periods, in reaching the conclusion to restate the financial statements for the above-mentioned periods to reflect the correction of the error.
Item 8.01 Other Events
On July 12, 2006 Southern Community Financial Corporation (“Company”) issued a press release announcing a repositioning of its investment securities portfolio designed to eliminate certain under-performing investment securities, reduce exposure to future interest rate risk and enhance long-term financial performance.

Item 9.01(d) Exhibits.
Exhibit 99.1 — Press Release dated July 12, 2006 announcing a balance sheet repositioning and restatement of financial statements.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

July 12, 2006	By:	/s/ David W. Hinshaw

Name: David W. Hinshaw
Title: Executive Vice President and
Chief Financial Officer